Exhibit 99.1

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.
Reports Third Quarter Net Income of $3.2 Million or $0.34 per Diluted Share

Renton, Washington – October 28, 2021 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the “Bank”), today reported net income for the quarter ended September 30, 2021, of $3.2 million, or $0.34 per diluted share, compared to net income of $3.8 million, or $0.40 per diluted share, for the quarter ended June 30, 2021, and $2.1 million, or $0.21 per diluted share, for the quarter ended September 30, 2020. For the nine months ended September 30, 2021, net income was $9.5 million, or $0.99 per diluted share, compared to net income of $5.9 million, or $0.60 per diluted share, for the comparable nine‑month period in 2020.

“I am pleased to report that net loans increased $20.0 million to $1.10 billion in the quarter, primarily as a result of a $24.4 million commercial real estate loan purchase from a third‑party bank, as organic loan growth remains challenging in the current environment because of loan repayments and Paycheck Protection Program loan forgiveness,” stated Joseph W. Kiley III, President and CEO. “These purchased loans, with balances ranging between $747,000 and $5.5 million meet all of our underwriting standards and are secured by commercial properties located outside of Washington, predominantly in Texas, California and Alabama, and which are under long-term leases by national tenants,” continued Kiley.

“In addition, we achieved a further reduction in our cost of funds, with the average cost of deposits decreasing to 0.56% in the quarter ended September 30, 2021, compared to 0.68% in the quarter ended June 30, 2021, and 1.18% in the quarter ended September 30, 2020. If market interest rates remain low, we expect this decline to continue as we have approximately $159.9 million in retail certificates of deposit at a weighted average rate of 1.15% maturing in the next 12 months, and an additional $78.7 million maturing in the subsequent 12 to 24 months, at a weighted average rate of 1.88%,” continued Kiley.

“Finally, I am happy to report that we had no nonperforming assets at quarter end as we sold our other real estate owned properties during the quarter. While this sale resulted in the recognition of a net loss of $207,000, we are pleased that we no longer have this distraction,” concluded Kiley.

Highlights for the quarter ended September 30, 2021:
•	Net loans receivable increased by $20.0 million to $1.10 billion at the end of the quarter.
•	Total deposits increased by $7.4 million in the quarter, including a $4.1 million increase in noninterest-bearing demand deposits.
•	The Company’s book value per share increased to $17.03, compared to $16.75 at June 30, 2021, and $15.62 at September 30, 2020.
•	The Company repurchased 180,179 shares at an average price of $16.44 per share during the quarter.
•	The Company paid a regular quarterly cash dividend of $0.11 to shareholders.
•
The Bank’s Tier 1 leverage and total capital ratios were 10.2% and 15.5%, respectively, compared to 10.2% and 15.7%, respectively, at June 30, 2021, and 10.0% and 15.3%, respectively, at September 30, 2020.

•
The Bank recorded a $100,000 provision for loan losses based on management’s evaluation of the adequacy of the Allowance for Loan and Lease Losses (“ALLL”) including the estimated impact of the COVID-19 pandemic.

Deposits totaled $1.14 billion at September 30, 2021, compared to $1.13 billion at June 30, 2021, and $1.07 billion at September 30, 2020. The $43.9 million increase in money market deposits in the quarter ended September 30, 2021, more than offset the reduction in retail certificates of deposit as the Bank continues its strategy to shift the deposit composition to lower cost transaction accounts. Noninterest-bearing demand deposits also increased $4.1 million in the quarter ended September 30, 2021, from last quarter, and increased $32.9 million as compared to the quarter ended September 30, 2020.
The following table presents a breakdown of our total deposits (unaudited):

	Sep 30, 2021	Jun 30, 2021	Sep 30, 2020	Three Month Change	One Year Change
Deposits:	(Dollars in thousands)
Noninterest-bearing demand	$115,311	$111,240	$82,376	$4,071	$32,935
Interest-bearing demand	104,761	110,338	110,856	(5,577)	(6,095)
Statement savings	23,024	21,281	19,292	1,743	3,732
Money market	596,911	552,964	428,512	43,947	168,399
Certificates of deposit, retail	301,729	338,479	418,646	(36,750)	(116,917)
Certificates of deposit, brokered	–	–	10,000	–	(10,000)
Total deposits	$1,141,736	$1,134,302	$1,069,682	$7,434	$72,054

The following tables present an analysis of total deposits by branch office (unaudited):

September 30, 2021
	Noninterest- bearing demand	Interest- bearing demand	Statement savings	Money market	Certificates of deposit, retail	Total
(Dollars in thousands)
King County
Renton	$ 42,332	$ 44,237	$ 14,585	$ 315,592	$ 256,310	$ 673,056
Landing	8,918	3,448	229	25,029	4,718	42,342
Woodinville	3,769	7,020	813	19,829	5,141	36,572
Bothell	3,122	2,412	102	7,905	1,359	14,900
Crossroads	10,161	7,598	63	67,111	4,790	89,723
Kent	6,494	8,827	2	20,544	298	36,165
Kirkland	6,206	393	6	6,278	25	12,908
Issaquah	842	857	26	4,247	100	6,072
Total King County	81,844	74,792	15,826	466,535	272,741	911,738

Snohomish County
Mill Creek	5,844	2,697	1,305	19,005	7,213	36,064
Edmonds	14,724	7,311	1,226	39,765	9,076	72,102
Clearview	5,031	6,268	1,321	21,254	1,721	35,595
Lake Stevens	3,185	8,913	2,110	22,961	4,775	41,944
Smokey Point	3,072	3,908	1,198	25,752	6,201	40,131
Total Snohomish County	31,856	29,097	7,160	128,737	28,986	225,836

Pierce County
University Place	1,204	31	12	362	2	1,611
Gig Harbor	407	841	26	1,277	-	2,551
Total Pierce County	1,611	872	38	1,639	2	4,162

Total deposits	$ 115,311	$ 104,761	$ 23,024	$ 596,911	$ 301,729	$ 1,141,736

June 30, 2021
	Noninterest- bearing demand	Interest- bearing demand	Statement savings	Money market	Certificates of deposit, retail	Total
(Dollars in thousands)
King County
Renton	$ 41,247	$ 46,092	$ 14,611	$ 296,292	$ 285,563	$ 683,805
Landing	6,324	3,827	177	22,677	5,905	38,910
Woodinville	4,546	7,115	729	18,631	5,230	36,251
Bothell	2,565	2,314	110	7,450	1,481	13,920
Crossroads	10,952	9,504	85	53,510	4,911	78,962
Kent	6,311	8,131	1	23,699	296	38,438
Kirkland	6,577	354	2	5,199	25	12,157
Issaquah	480	18	3	1,299	100	1,900
Total King County	79,002	77,355	15,718	428,757	303,511	904,343

Snohomish County
Mill Creek	5,275	3,343	1,288	16,616	7,954	34,476
Edmonds	12,962	9,983	688	38,773	13,439	75,845
Clearview	5,662	5,676	1,456	21,899	1,796	36,489
Lake Stevens	3,106	9,613	937	19,874	4,561	38,091
Smokey Point	3,834	3,874	1,135	24,999	7,216	41,058
Total Snohomish County	30,839	32,489	5,504	122,161	34,966	225,959

Pierce County
University Place	1,007	164	28	484	2	1,685
Gig Harbor	392	330	31	1,562	–	2,315
Total Pierce County	1,399	494	59	2,046	2	4,000

Total deposits	$ 111,240	$ 110,338	$ 21,281	$ 552,964	$ 338,479	$ 1,134,302

Net loans receivable totaled $1.10 billion at September 30, 2021, compared to $1.08 billion at June 30, 2021, and $1.13 billion at September 30, 2020. During the quarter ended September 30, 2021, the Bank purchased 12 commercial real estate loans totaling $24.4 million from another commercial bank, including $7.0 million, $5.5 million, and $4.8 million secured by properties located in Texas, California, and Alabama, respectively. Each of these loans, with balances ranging between $747,000 and $5.5 million, is secured by a commercial property under a long-term lease by a national tenant. This loan purchase, along with new loan originations, more than offset the amount of loan repayments in the quarter and loan forgiveness of Paycheck Protection Program (“PPP”) loans totaling $8.4 million. The average balance of net loans receivable totaled $1.09 billion for both the quarters ended September 30, 2021, and June 30, 2021, compared to $1.14 billion for the quarter ended September 30, 2020.

The Company recorded a $100,000 provision for loan losses in the quarter ended September 30, 2021, compared to a $700,000 recapture of provision for loan losses in the quarter ended June 30, 2021, and a $700,000 provision for loan losses in the quarter ended September 30, 2020. During the quarter ended September 30, 2021, management evaluated the adequacy of the ALLL and concluded that a $100,000 provision for loan losses was appropriate. This provision was primarily attributed to the growth in net loans receivable, partially offset by recoveries received during the quarter, and reflects modest changes in the composition of the loan portfolio during the quarter including a slight decline in construction and development loans. There were no significant loan grade changes during the quarter ended September 30, 2021, that materially impacted the ALLL analysis.

The ALLL represented 1.35% of total loans receivable at both September 30, 2021, and June 30, 2021, compared to 1.27% of total loans receivable at September 30, 2020. Excluding PPP loan balances, which are 100% guaranteed by the Small Business Administration (“SBA”), the ALLL represented 1.38% of total loans receivable at September 30, 2021, compared to 1.39% of total loans receivable at June 30, 2021, and 1.33% of total loans receivable at September 30, 2020. The ALLL as a percent of total loans excluding PPP loans is a non-GAAP financial measure. See Non-GAAP Financial Measures at the end of this press release for a reconciliation to its nearest GAAP equivalent.

There were no nonperforming loans at both September 30, 2021, and June 30, 2021, compared to $2.1 million at September 30, 2020. The $2.1 million in nonperforming loans consisted of a single multifamily loan in foreclosure that was repaid in full in the quarter ended June 30, 2021. During the quarter ended September 30, 2021, two undeveloped commercial lots located in Pierce County that comprised the $454,000 balance of other real estate owned (“OREO”) at both June 30, 2021, and September 30, 2020, were sold, resulting in a net loss on sale of OREO of $207,000 recorded in OREO related expenses.

The following table presents a breakdown of our nonperforming assets (unaudited):
	Sep 30,	Jun 30,	Sep 30,	Three Month	One Year
	2021	2021	2020	Change	Change
	(Dollars in thousands)
Nonperforming loans:
Multifamily	$ ─	$ ─	$ 2,104	$ ─	$ (2,104)
Total nonperforming loans	─	─	2,104	─	(2,104)

OREO	─	454	454	(454)	(454)

Total nonperforming assets (1)	$ ─	$ 454	$ 2,558	$ (454)	$ (2,558)

Nonperforming assets as a percent
of total assets	0.00%	0.03%	0.19%
(1) The difference between nonperforming assets reported above, and the totals reported by other industry sources, is due to their inclusion of all Troubled Debt Restructured Loans ("TDRs") as nonperforming loans, although 100% of the Bank’s TDRs were performing in accordance with their restructured terms at September 30, 2021.

The Company accounts for certain loan modifications or restructurings as TDRs. In general, the modification or restructuring of a debt is considered a TDR if, for economic or legal reasons related to the borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider. At September 30, 2021, TDRs totaled $2.4 million, compared to $3.6 million at June 30, 2021, and $4.1 million at September 30, 2020. During the quarter ended September 30, 2021, a $1.2 million TDR secured by commercial real estate in King County was refinanced at market rate and terms and, therefore, is no longer classified as a TDR. All TDRs were performing according to their modified repayment terms for the periods presented. As discussed below, The Coronavirus Aid, Relief, and Economic Security Act of 2020 (“CARES Act”), signed into law on March 27, 2020, provided guidance on the modification of loans due to the COVID‑19 pandemic, and outlined, among other criteria, that short-term modifications made on a good faith basis to borrowers who were current as defined under the CARES Act prior to any relief, are not TDRs. The Consolidated Appropriations Act, 2021 (“CAA”), signed into law on December 27, 2020, provided additional COVID relief and extended TDR relief to the earlier of 60 days after the national emergency termination date or January 1, 2022.

Net interest income totaled $11.4 million for the quarter ended September 30, 2021, compared to $11.3 million for the quarter ended June 30, 2021, and $10.1 million for the quarter ended September 30, 2020. The improvement was primarily due to lower deposit-related interest expense and relatively stable interest income with the growth in the combined average balance of loans receivable and investment securities in the quarter offsetting lower average yields.

Total interest income was $13.4 million for the quarter ended September 30, 2021, compared to $13.6 million for the quarter ended June 30, 2021, and $13.7 million for the quarter ended September 30, 2020. The decrease in the current quarter compared to the quarter ended June 30, 2021, was primarily attributable to the receipt of $394,000 in interest and late charges from the payoff of a $2.0 million nonperforming loan in the prior quarter, with no similar transaction in the current quarter. The decrease from the quarter ended September 30, 2020, is primarily due to the decline in average balance of loans receivable between periods.

Total interest expense was $2.0 million for the quarter ended September 30, 2021, compared to $2.3 million for the quarter ended June 30, 2021, and $3.6 million for the quarter ended September 30, 2020. The average cost of interest-bearing deposits declined to 0.63% for the quarter ended September 30, 2021, from 0.75% for the quarter ended June 30, 2021, and 1.27% for the quarter ended

September 30, 2020. The decline from the quarter ended June 30, 2021, was due primarily to the repricing of maturing certificates of deposits to a lower interest rate and a reduction in the average balance of higher cost certificates of deposit. Advances from the FHLB remained unchanged at $120.0 million at September 30, 2021, June 30, 2021, and September 30, 2020. The FHLB advances are tied to cash flow hedge agreements where the Bank pays a fixed rate and receives a variable rate in return to assist in the Bank’s interest rate risk management efforts. The average cost of borrowings was 1.42% for the quarter ended September 30, 2021, compared to 1.37% for the quarter ended June 30, 2021, and 1.28% for the quarter ended September 30, 2020. The Bank has entered into two forward starting interest rate swaps beginning October 25, 2021, totaling $25.0 million with a weighted average rate of 0.80% and weighted term of 7.4 years to partially replace a $50.0 million interest rate swap carrying an interest rate of 1.34% maturing on that date.

The net interest margin was 3.33% for the quarter ended September 30, 2021, compared to 3.36% for the quarter ended June 30, 2021, and 3.07% for the quarter ended September 30, 2020. The reduction in the net interest margin during the quarter is due to a number of factors, including a 13 basis point reduction in the average yield on interest-earning assets to 3.93% from 4.06% for the quarter ended June 30, 2021, partially offset by an 11 basis point reduction in the Company’s average cost of interest-bearing liabilities during the quarter to 0.71% from 0.82% for the quarter ended June 30, 2021. The recognition of $394,000 in fees and late charges from the payoff of a $2.0 million nonperforming loan increased the interest income and the yield on interest earning assets for the quarter ended June 30, 2021. The increase in net interest margin for the quarter ended September 30, 2021, compared to quarter ended September 30, 2020, was due primarily to the 56 basis point reduction in the average cost of interest-bearing liabilities from 1.27% for the year ago quarter, partially offset by a 23 basis point reduction in the average yield on interest-earning assets from 4.16% in the quarter ended September 30, 2020. Asset yields continue to be impacted by the net deferred fee recognition on PPP loans, primarily the recognition of previously unamortized deferred fees and costs on forgiven PPP loans, which totaled $354,000 in the quarter ended September 30, 2021, and $512,000 in the quarter ended June 30, 2021. At September 30, 2021, the balance of net deferred fees relating to PPP loans to be recognized in future periods totaled $719,000.

Noninterest income for the quarter ended September 30, 2021, totaled $999,000, compared to $973,000 for the quarter ended June 30, 2021, and $1.0 million for the quarter ended September 30, 2020. The increase in noninterest income for the quarter ended September 30, 2021, compared to the quarter ended June 30, 2021, was primarily due to higher BOLI income that included $161,000 in death benefit proceeds, partially offset by lower wealth management revenue.

Noninterest expense totaled $8.3 million for the quarter ended September 30, 2021, compared to $8.2 million for the quarter ended June 30, 2021, and $7.9 million for the quarter ended September 30, 2020. The increase in the quarter ended September 30, 2021, compared to the quarter ended June 30, 2021, was primarily due to the $207,000 loss on sale of OREO discussed above which, along with higher professional fees and other general administrative, more than offset the lower salaries and employee benefits and occupancy and equipment expense in the quarter.

COVID-19 Related Information
The Bank is committed to assisting its customers and communities in response to the COVID-19 pandemic, including providing certain short-term loan modifications and participating in the PPP as an SBA lender. The Bank continues to work with its loan customers and manage its portfolio through the ongoing uncertainty surrounding the impact, duration and government response to the crisis.

Paycheck Protection Program
The SBA provided assistance to small businesses impacted by COVID-19 through the PPP, which was designed to provide near-term relief to help small businesses sustain operations. The SBA deadline for the final round of PPP loan applications was May 31, 2021. As of September 30, 2021, there were 198 PPP loans outstanding totaling $22.4 million, compared to 275 PPP loans totaling $30.8 million outstanding as of June 30, 2021, 324 PPP loans outstanding totaling $45.2 million as of March 31, 2021, and 372 PPP loans totaling $41.3 million as of December 31, 2020. As of September 30, 2021, 149 PPP loans have an outstanding balance of $150,000 or less, totaling $7.3 million, or 32.7% of total PPP loans outstanding, including 93 loans representing $2.0 million with an outstanding balance of $50,000 or less. As of September 30, 2021, 531 PPP loans totaling $55.1 million were approved for forgiveness and repaid under the PPP loan program.

Modifications
The primary method of relief is to allow borrowers to defer their loan payments for three to six months, while certain borrowers are allowed to pay interest only or were granted payment deferrals for periods longer than six months depending upon their specific circumstances. The CARES Act and regulatory guidelines suspend the determination of certain loan modifications related to the COVID‑19 pandemic from being treated as TDRs. Recent legislation extended this accounting treatment through the earlier of 60 days after the national emergency termination date or January 1, 2022. The following table provides detail on the balance of loans remaining on deferral status as of September 30, 2021:

	As of September 30, 2021
	Balance of loans with modifications of 4-6 months	Balance of loans with modifications of greater than 6 months	Total balance of loans with modifications granted	Total loans	Modifications as % of total loans in each category
	(Dollars in thousands)
One-to-four family residential	$-	$-	$-	$382,676	-
Multifamily	-	-	-	143,806	-

Commercial real estate:
Office	-	7,153	7,153	89,622	8.0%
Retail	-	-	-	124,439	-
Mobile home park	-	-	-	20,838	-
Hotel/motel	-	6,614	6,614	65,210	10.1
Nursing home	-	6,368	6,368	12,784	49.8
Warehouse	-	-	-	16,999	-
Storage	-	-	-	33,163	-
Other non-residential	-	-	-	29,301	-
Total commercial real estate	-	20,135	20,135	392,356	5.1

Construction/land	-	-	-	101,288	-

Business:
Aircraft	-	-	-	6,322	-
SBA	-	-	-	862	-
PPP	-	-	-	22,379	-
Other business	-	-	-	25,185	-
Total business	-	-	-	54,748	-

Consumer:
Classic/collectible auto	-	-	-	32,803	-
Other consumer	-	-	-	9,681	-
Total consumer	-	-	-	42,484	-

Total loans with COVID‑19 pandemic modifications	$-	$20,135	$20,135	$1,117,358	1.8%

Total loans with modifications granted declined to $20.1 million, or 1.8% of total outstanding at September 30, 2021, from $35.2 million, or 3.2% of total loans outstanding at June 30, 2021, and $65.5 million, or 5.7% of total loans outstanding at September 30, 2020. The decline in the current quarter is due to additional customers returning to regular scheduled payments and continued improvement in economic conditions in our market areas. As of September 30, 2021, all of the remaining modified loans had been granted modifications of greater than six months.

Additional Loan Portfolio Details
The Bank is monitoring its loan portfolio for potentially delinquent loans that have not requested a loan modification in accordance with the CARES Act or regulatory guidance. The following table presents the loan to value (“LTV”) ratios of select segments of its loan portfolio at September 30, 2021, that may be more likely to be impacted by COVID-19 pandemic considerations. The LTV ratio is derived by dividing the current loan balance by the lower of the original appraised value or purchase price of the real estate or other collateral:

	As of September 30, 2021
	LTV 0-60%	LTV 61-75%	LTV 76%+	Total	Average LTV
Category: (1)	(Dollars in thousands)
One-to-four family	$266,058	$135,700	$17,131	$418,889	49.25%
Church	1,340	-	-	1,340	45.22
Classic/collectible auto	7,061	13,022	12,720	32,803	95.65
Gas station	3,439	-	495	3,934	49.96
Hotel/motel	53,831	11,379	-	65,210	59.18
Marina	7,740	-	-	7,740	37.63
Mobile home park	18,638	2,200	-	20,838	38.56
Nursing home	12,784	-	-	12,784	24.54
Office	44,528	44,976	4,218	93,722	40.56
Other non-residential	14,066	2,221	-	16,287	46.60
Retail	84,436	40,003	-	124,439	50.03
Storage	24,218	11,034	-	35,252	43.58
Warehouse	16,758	241	-	16,999	34.35
(1) Represents select segments of loans that may include construction loans; classifications may differ from those used elsewhere in this release because they are based on collateral type rather than loan category.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; an FDIC insured Washington State-chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through 15 full-service banking offices. For additional information about us, please visit our website at ffnwb.com and click on the “Investor Relations” link at the bottom of the page.

Forward-looking statements:
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID‑19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2021 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

Assets	Sep 30, 2021	Jun 30, 2021	Sep 30, 2020	Three Month Change	One Year Change
Cash on hand and in banks	$7,243	$7,518	$7,440	(3.7)%	(2.6)%
Interest-earning deposits with banks	71,869	72,045	18,674	(0.2)	284.9
Investments available-for-sale, at fair value	178,061	187,873	126,020	(5.2)	41.3
Annuity held-to-maturity	2,425	2,419	2,406	0.2	0.8
Loans receivable, net of allowance of $15,057, $14,878, and $14,568 respectively	1,101,669	1,081,640	1,133,984	1.9	(2.8)
Federal Home Loan Bank ("FHLB") stock, at cost	6,465	6,465	6,410	0.0	0.9
Accrued interest receivable	5,681	5,498	5,676	3.3	0.1
Deferred tax assets, net	746	688	1,879	8.4	(60.3)
Other real estate owned ("OREO")	-	454	454	(100.0)	(100.0)
Premises and equipment, net	22,628	22,567	22,409	0.3	1.0
Bank owned life insurance ("BOLI"), net	34,994	35,536	32,830	(1.5)	6.6
Prepaid expenses and other assets	2,975	2,332	1,704	27.6	74.6
Right of use asset ("ROU"), net	3,838	4,025	3,834	(4.6)	0.1
Goodwill	889	889	889	0.0	0.0
Core deposit intangible, net	719	$754	860	(4.6)	(16.4)
Total assets	$1,440,202	$1,430,703	$1,365,469	0.7%	5.5%

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing deposits	$115,311	$111,240	$82,376	3.7%	40.0%
Interest-bearing deposits	1,026,425	1,023,062	987,306	0.3	4.0
Total deposits	1,141,736	1,134,302	1,069,682	0.7	6.7
Advances from the FHLB	120,000	120,000	120,000	0.0	0.0
Advance payments from borrowers for taxes and insurance	5,075	2,616	4,742	94.0	7.0
Lease liability, net	3,994	4,176	3,942	(4.4)	1.3
Accrued interest payable	206	193	197	6.7	4.6
Other liabilities	7,735	7,795	12,128	(0.8)	(36.2)
Total liabilities	1,278,746	1,269,082	1,210,691	0.8	5.6

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	-	-	-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding 9,483,081 shares at September 30, 2021, 9,651,180 shares at June 30, 2021, and 9,911,607 shares at September 30, 2020	95	97	99	(2.1)	(4.0)
Additional paid-in capital	78,311	80,770	83,839	(3.0)	(6.6)
Retained earnings	84,402	82,224	76,300	2.6	10.6
Accumulated other comprehensive loss, net of tax	(223)	(59)	(3,203)	278.0	(93.0)
Unearned Employee Stock Ownership Plan ("ESOP") shares	(1,129)	(1,411)	(2,257)	(20.0)	(50.0)
Total stockholders' equity	161,456	161,621	154,778	(0.1)	4.3
Total liabilities and stockholders' equity	$1,440,202	$1,430,703	$1,365,469	0.7%	5.5%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	Sep 30, 2021	Jun 30, 2021	Sep 30, 2020	Three Month Change	One Year Change
Interest income
Loans, including fees	$12,508	$12,641	$12,847	(1.1)%	(2.6)%
Investments available-for-sale	814	850	751	(4.2)	8.4
Investments held-to-maturity	4	4	6	0.0	(33.3)
Interest-earning deposits with banks	24	16	8	50.0	200.0
Dividends on FHLB Stock	84	83	82	1.2	2.4
Total interest income	13,434	13,594	13,694	(1.2)	(1.9)
Interest expense
Deposits	1,612	1,915	3,206	(15.8)	(49.7)
Other borrowings	431	413	400	4.4	7.8
Total interest expense	2,043	2,328	3,606	(12.2)	(43.3)
Net interest income	11,391	11,266	10,088	1.1	12.9
Provision (recapture of provision) for loan losses	100	(700)	700	(114.3)	(85.7)
Net interest income after provision (recapture of provision) for loan losses	11,291	11,966	9,388	(5.6)	20.3

Noninterest income
Net gain on sale of investments	-	-	18	n/a	(100.0)
BOLI income	377	246	269	53.3	40.1
Wealth management revenue	64	167	145	(61.7)	(55.9)
Deposit related fees	228	227	201	0.4	13.4
Loan related fees	300	281	376	6.8	(20.2)
Other	30	52	2	(42.3)	1,400.0
Total noninterest income	999	973	1,011	2.7	(1.2)

Noninterest expense
Salaries and employee benefits	4,856	5,062	4,880	(4.1)	(0.5)
Occupancy and equipment	1,116	1,187	987	(6.0)	13.1
Professional fees	502	389	371	29.0	35.3
Data processing	626	680	731	(7.9)	(14.4)
OREO related expenses, net	207	-	1	n/a	20,600.0
Regulatory assessments	121	113	134	7.1	(9.7)
Insurance and bond premiums	106	111	116	(4.5)	(8.6)
Marketing	64	23	41	178.3	56.1
Other general and administrative	735	625	606	17.6	21.3
Total noninterest expense	8,333	8,190	7,867	1.7	5.9
Income before federal income tax provision	3,957	4,749	2,532	(16.7)	56.3
Federal income tax provision	758	939	450	(19.3)	68.4
Net income	$3,199	$3,810	$2,082	(16.0)%	53.7%

Basic earnings per share	$0.34	$0.40	$0.22
Diluted earnings per share	$0.34	$0.40	$0.21
Weighted average number of common shares outstanding	9,314,456	9,434,004	9,661,498
Weighted average number of diluted shares outstanding	9,446,702	9,528,623	9,675,567

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020	One Year Change
Interest income
Loans, including fees	$37,772	$39,504	(4.4)%
Investments available-for-sale	2,400	2,466	(2.7)
Investments held-to-maturity	20	17	17.6
Interest-earning deposits with banks	53	45	17.8
Dividends on FHLB Stock	247	240	2.9
Total interest income	40,492	42,272	(4.2)
Interest expense
Deposits	5,826	11,238	(48.2)
Other borrowings	1,263	1,214	4.0
Total interest expense	7,089	12,452	(43.1)
Net interest income	33,403	29,820	12.0
(Recapture of provision) provision for loan losses	(300)	1,300	(123.1)
Net interest income after (recapture of provision) provision for loan losses	33,703	28,520	18.2

Noninterest income
Net gain on sale of investments	-	86	(100.0)
BOLI income	891	778	14.5
Wealth management revenue	391	493	(20.7)
Deposit related fees	654	560	16.8
Loan related fees	714	865	(17.5)
Other	86	7	1,128.6
Total noninterest income	2,736	2,789	(1.9)

Noninterest expense
Salaries and employee benefits	14,863	14,893	(0.2)
Occupancy and equipment	3,403	3,090	10.1
Professional fees	1,423	1,257	13.2
Data processing	2,003	2,112	(5.2)
OREO related expenses, net	208	7	2,871.4
Regulatory assessments	356	405	(12.1)
Insurance and bond premiums	341	339	0.6
Marketing	116	133	(12.8)
Other general and administrative	1,938	1,843	5.2
Total noninterest expense	24,651	24,079	2.4
Income before federal income tax provision	11,788	7,230	63.0
Federal income tax provision	2,281	1,320	72.8
Net income	$9,507	$5,910	60.9%

Basic earnings per share	$1.01	$0.60
Diluted earnings per share	$0.99	$0.60
Weighted average number of common shares outstanding	9,412,196	9,788,397
Weighted average number of diluted shares outstanding	9,514,165	9,811,602

The following table presents a breakdown of the loan portfolio (unaudited):
	September 30, 2021		June 30, 2021		September 30, 2020
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate:
Residential:
Micro-unit apartments	$8,220	0.7%	$11,652	1.1%	$11,422	1.0%
Other multifamily	135,586	12.2%	131,229	11.9%	131,197	11.4%
Total multifamily residential	143,806	12.9%	142,881	13.0%	142,619	12.4%

Non-residential:
Office	89,622	8.0%	83,120	7.6%	81,566	7.1%
Retail	124,439	11.1%	103,175	9.4%	121,338	10.6%
Mobile home park	20,838	1.9%	26,894	2.4%	25,510	2.2%
Hotel / motel	65,210	5.8%	65,446	6.0%	69,157	6.0%
Nursing Home	12,784	1.1%	12,818	1.2%	12,868	1.1%
Warehouse	16,999	1.5%	17,217	1.6%	17,512	1.5%
Storage	33,163	3.0%	33,332	3.0%	36,093	3.1%
Other non-residential	29,301	2.6%	28,704	2.5%	25,724	2.3%
Total non-residential	392,356	35.0%	370,706	33.7%	389,768	33.9%

Construction/land:
One-to-four family residential	36,213	3.2%	36,123	3.3%	45,231	4.0%
Multifamily	47,549	4.3%	56,090	5.1%	47,547	4.1%
Commercial	6,189	0.6%	6,056	0.6%	5,475	0.5%
Land development	11,337	1.0%	6,653	0.6%	1,345	0.1%
Total construction/land	101,288	9.1%	104,922	9.6%	99,598	8.7%

One-to-four family residential:
Permanent owner occupied	184,990	16.6%	191,906	17.5%	214,250	18.6%
Permanent non-owner occupied	197,686	17.7%	179,029	16.3%	177,621	15.4%
Total one-to-four family residential	382,676	34.3%	370,935	33.8%	391,871	34.0%

Business:
Aircraft	6,322	0.6%	9,315	0.8%	11,735	1.0%
Small Business Administration ("SBA")	862	0.1%	884	0.1%	819	0.1%
Paycheck Protection Plan ("PPP")	22,379	2.0%	30,823	2.8%	52,045	4.5%
Other business	25,185	2.2%	26,409	2.4%	21,181	1.8%
Total business	54,748	4.9%	67,431	6.1%	85,780	7.4%

Consumer:
Classic, collectible and other auto	32,819	2.9%	30,593	2.8%	27,784	2.4%
Other consumer	9,665	0.9%	10,752	1.0%	13,061	1.2%
Total consumer	42,484	3.8%	41,345	3.8%	40,845	3.6%

Total loans	1,117,358	100.0%	1,098,220	100.0%	1,150,481	100.0%
Less:
Deferred loan fees, net	632		1,702		1,929
ALLL	15,057		14,878		14,568
Loans receivable, net	$1,101,669		$1,081,640		$1,133,984

Concentrations of credit: (1)
Construction loans as % of total capital	67.1%		69.3%		68.4%
Total non-owner occupied commercial real estate as % of total capital	389.6%		384.4%		407.1%
(1) Concentrations of credit percentages are for First Financial Northwest Bank only using classifications in accordance with FDIC regulatory guidelines.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures
(Unaudited)

	At or For the Quarter Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2021	2021	2021	2020	2020
	(Dollars in thousands, except per share data)
Performance Ratios: (1)
Return on assets	0.88%	1.07%	0.73%	0.77%	0.60%
Return on equity	7.84	9.54	6.42	6.76	5.34
Dividend payout ratio	32.35	27.50	42.31	35.71	45.45
Equity-to-total assets	11.21	11.30	11.08	11.26	11.34
Tangible equity-to-tangible assets (2)	11.11	11.19	10.97	11.15	11.22
Net interest margin	3.33	3.36	3.31	3.29	3.07
Average interest-earning assets to average interest- bearing liabilities	119.35	117.99	117.92	116.42	116.08
Efficiency ratio	67.26	66.92	70.63	68.55	70.88
Noninterest expense as a percent of average total assets	2.30	2.31	2.36	2.46	2.26
Book value per common share	$17.03	$16.75	$16.35	$16.05	$15.62
Tangible book value per share (2)	16.86	16.58	16.17	15.88	15.44

Capital Ratios: (3)
Tier 1 leverage ratio	10.19%	10.15%	10.15%	10.29%	10.03%
Common equity tier 1 capital ratio	14.25	14.45	14.36	14.32	14.01
Tier 1 capital ratio	14.25	14.45	14.36	14.32	14.01
Total capital ratio	15.50	15.70	15.62	15.57	15.26

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	0.00	0.00	0.18	0.19	0.18
Nonperforming assets as a percent of total assets	0.00	0.03	0.17	0.18	0.19
ALLL as a percent of total loans	1.35	1.35	1.39	1.36	1.27
Net (recoveries) charge-offs to average loans receivable, net	(0.01)	(0.01)	(0.00)	(0.00)	(0.00)

Allowance for Loan Losses:
ALLL, beginning of the quarter	$14,878	$15,502	$15,174	$14,568	$13,836
Provision	100	(700)	300	600	700
Charge-offs	-	-	-	(2)	-
Recoveries	79	76	28	8	32
ALLL, end of the quarter	$15,057	$14,878	$15,502	$15,174	$14,568
(1) Performance ratios are calculated on an annualized basis.
(2) Tangible equity excludes goodwill and core deposit intangible assets. Tangible assets exclude goodwill and other intangible assets. The tangible equity-to-tangible assets ratio and tangible book value per share are non-GAAP financial measures. Refer to Non-GAAP Financial Measures at the end of this press release for a reconciliation to the nearest GAAP equivalents.
(3) Capital ratios are for First Financial Northwest Bank only.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures (continued)
(Unaudited)

	At or For the Quarter Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2021	2021	2021	2020	2020
	(Dollars in thousands, except per share data)
Yields and Costs: (1)
Yield on loans	4.54%	4.64%	4.66%	4.61%	4.49%
Yield on investments available-for-sale	1.75	1.92	1.91	2.21	2.32
Yield on investments held-to-maturity	0.66	0.66	2.18	0.99	0.99
Yield on interest-earning deposits	0.14	0.10	0.09	0.11	0.10
Yield on FHLB stock	5.15	5.13	5.00	4.99	4.95
Yield on interest-earning assets	3.93%	4.06%	4.15%	4.26%	4.16%

Cost of interest-bearing deposits	0.63%	0.75%	0.94%	1.12%	1.27%
Cost of borrowings	1.42	1.37	1.41	1.40	1.28
Cost of interest-bearing liabilities	0.71%	0.82%	0.99%	1.15%	1.27%

Cost of total deposits	0.56%	0.68%	0.85%	1.03%	1.18%
Cost of funds	0.64	0.75	0.91	1.07	1.19

Average Balances:
Loans	$1,094,124	$1,092,710	$1,099,364	$1,126,554	$1,137,742
Investments available-for-sale	184,840	177,713	155,795	127,456	128,885
Investments held-to-maturity	2,421	2,415	2,413	2,410	2,399
Interest-earning deposits	68,618	64,035	52,336	26,092	32,701
FHLB stock	6,465	6,485	6,412	6,459	6,592
Total interest-earning assets	$1,356,468	$1,343,358	$1,316,320	$1,288,971	$1,308,319

Interest-bearing deposits	$1,016,540	$1,018,083	$996,295	$985,945	$1,002,518
Borrowings	120,000	120,494	120,000	121,218	124,543
Total interest-bearing liabilities	1,136,540	1,138,577	1,116,295	1,107,163	1,127,061
Noninterest-bearing deposits	121,256	110,207	99,013	83,719	81,694
Total deposits and borrowings	$1,257,796	$1,248,784	$1,215,308	$1,190,882	$1,208,755

Average assets	$1,436,801	$1,424,126	$1,394,213	$1,366,061	$1,383,736
Average stockholders' equity	161,892	160,189	157,856	155,765	154,988
(1) Yields and costs are annualized.

Non-GAAP Financial Measures
In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains non-GAAP financial measures that include tangible equity; tangible assets; tangible book value per share; tangible equity-to-tangible assets; and ALLL as a percent of total loans excluding PPP loans. The Company believes that these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company’s performance over time and in comparison to the Company’s competitors. Non-GAAP financial measures have limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation and are not a substitute for other measures in this earnings release that are presented in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

The following tables provide a reconciliation between the GAAP and non-GAAP measures:

			Quarter Ended
	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020
	(Dollars in thousands, except per share data)
Tangible equity to tangible assets and tangible book value per share:
Total stockholders' equity (GAAP)	$161,456	$161,621	$158,443	$156,302	$154,778
Less:
Goodwill	889	889	889	889	889
Core deposit intangible, net	719	754	789	824	860
Tangible equity (Non-GAAP)	$159,848	$159,978	$156,765	$154,589	$153,029

Total assets (GAAP)	$1,440,202	$1,430,703	$1,430,226	$1,387,669	$1,365,469
Less:
Goodwill	889	889	889	889	889
Core deposit intangible, net	719	754	789	824	860
Tangible assets (Non-GAAP)	$1,438,594	$1,429,060	$1,428,548	$1,385,956	$1,363,720

Common shares outstanding at period end	9,483,081	9,651,180	9,692,610	9,736,875	9,911,607

Equity-to-total assets (GAAP)	11.21%	11.30%	11.08%	11.26%	11.34%
Tangible equity-to-tangible assets (Non-GAAP)	11.11	11.19	10.97	11.15	11.22
Book value per share (GAAP)	$17.03	$16.75	$16.35	$16.05	$15.62
Tangible book value per share (Non-GAAP)	16.86	16.58	16.17	15.88	15.44

ALLL on loans to total loans receivable, excluding PPP loans:
Allowance for loan losses	$15,057	$14,878	$15,502	$15,174	$14,568

Total loans (GAAP)	$1,117,358	$1,098,220	$1,116,391	$1,117,410	$1,150,481
Less:
PPP loans	22,379	30,823	45,220	41,251	52,045
Total loans excluding PPP loans (Non-GAAP)	$1,094,979	$1,067,397	$1,071,171	$1,076,159	$1,098,436

ALLL as a percent of total loans (GAAP)	1.35%	1.35%	1.39%	1.36%	1.27%
ALLL as a percent of total loans excluding PPP loans (Non-GAAP)	1.38	1.39	1.45	1.41	1.33